POOL CORPORATION ANNOUNCES THE RETIREMENT OF KENNETH G. ST. ROMAIN

AND THE APPOINTMENT OF JOHN B. WATWOOD

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COVINGTON, LA (January 12, 2026) - Pool Corporation (Nasdaq/GSM: POOL) announced today that Kenneth “Kenny” G. St. Romain, Senior Vice President, will retire from his position in 2026, and that John B. Watwood has joined the company as Executive Vice President. Mr. Watwood, reporting to Peter D. Arvan, President and CEO, will lead Pool Corporation’s swimming pool operations in North America, as well as oversee digital and technology initiatives. Mr. St. Romain will continue in his role until later this year to assist with the transition.

“For more than 40 years, Kenny has been a steady and trusted leader, playing a pivotal role in shaping POOLCORP as the leading distributor in the outdoor living industry. His leadership has been grounded in a deep respect for our team members, valued customers and vendors and in a clear belief that success is built through strong relationships and focused execution. Kenny’s impact is seen not only in the milestones we have achieved but in the culture of collaboration and high performance that defines our teams,” said Peter D. Arvan.

Prior to joining the company, Mr. Watwood held a variety of management positions at Motion Industries, Inc. since 2008, most recently serving as Senior Vice President of Sales and Operations for the United States and Canada.

“John has a deep understanding of frontline operations and a proven ability to lead enterprise-wide initiatives. He brings extensive experience in distribution, with a track record of leading large, complex businesses through sustained growth, innovative change and operational excellence. John’s customer-first mindset and focus on growth, collaboration and culture strongly align with the values that define POOLCORP,” commented Arvan.

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 455 sales centers in North America, Europe and Australia through which it distributes more than 200,000 products to roughly 125,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

CONTACT:

Kristin S. Byars

Director, Investor Relations and Finance

985.801.5153

kristin.byars@poolcorp.com